Exhibit 10.1

AMENDMENT TO 2015 EMPLOYMENT AGREEMENT

THIS AMENDMENT TO 2015 EMPLOYMENT AGREEMENT (this “Amendment”), made and entered into on the 9th day of April, 2020 by and between Charles & Colvard, Ltd. (the “Company”) and Suzanne Miglucci (the “Executive”). This Amendment shall be effective as of the date the Amendment is approved by the Board of Directors of the Company (the “Amendment Effective Date”).

R E C I T A L S :

The Executive has heretofore been employed by the Company as its President and Chief Executive Officer pursuant to the terms of an Employment Agreement dated December 1, 2015 (the “2015 Employment Agreement”). The Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company. In recognition of the services previously rendered and to be rendered in the future to the Company, it is deemed necessary and advisable to amend the 2015 Employment Agreement to reflect updated terms regarding the Executive’s base salary.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation and benefits the Company agrees herein to pay the Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree that the 2015 Employment Agreement shall be amended, effective as of the Amendment Effective Date, as follows:

1.        All provisions of the 2015 Employment Agreement shall remain in full force and effect except to the extent such provisions are expressly modified by this Amendment. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the 2015 Employment Agreement. It is the intent of the Parties that the execution, delivery and performance of this Amendment shall not operate as a waiver of or consent to any past, present or future breach of any provision of the 2015 Employment Agreement.

2.        Section 4(a) of the 2015 Employment Agreement is hereby deleted and replaced in its entirety with the following:

“Base Salary. Effective April 13th, 2020 until June 30, 2020, Employee shall receive a base salary of Two Hundred Seventy-Seven Thousand, Nine Hundred Thirty-Eight and 00/100 Dollars ($277,938.00), payable in regular and equal installments in accordance with the Company’s regular payroll schedule and practices (“Base Salary”). Effective July 1, 2020, Employee’s Base Salary shall be increased to Three Hundred Seventy Thousand, Five Hundred Eighty-Four and 00/100 Dollars ($370,584.00), payable in regular and equal installments in accordance with the Company’s regular payroll schedule and practices, and subject to upward or downward adjustment as determined in the Board’s discretion, subject to the terms of Section 6(f) of this Agreement.”

3.       This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

4.       Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.

IN WITNESS WHEREOF, the parties have executed this Amendment to 2015 Employment Agreement as of the day and year first above written.

EXECUTIVE

/s/ Suzanne Miglucci
Suzanne Miglucci

CHARLES & COLVARD, LTD.

By:	/s/ Clint J. Pete
Name: Clint J. Pete
Title: Chief Financial Officer